Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NioCorp Developments Ltd.

Centennial, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-228982 and 333-224222) and Form S-8 (Nos. 333-222313 and 333-215253) of NioCorp Developments Ltd. of our report dated September 16, 2020, relating to the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Spokane, Washington

September 16, 2020